Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS PROVIDES INFORMATION ON NETWORK SECURITY INCIDENT

TOANO, Va., August 27, 2019 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today provided information on a recent network security incident. Beginning today, Tuesday, August 27, 2019, with very few exceptions, stores regained the ability to transact using normal point of sales systems, and much of the customer-facing impact of the incident has been resolved. Restoration efforts continue, and the Company, is in the early stages of broader recovery efforts and forensic analysis that are expected to last several weeks.

Although the investigation remains ongoing, to date, the Company has not discovered anything that leads it to believe any sensitive and confidential consumer or employee data was compromised. That data is further protected by the fact that the vast majority of customer and employee data, including customer credit card information, is secured and maintained on systems outside of the Company’s network.

The Company first discovered the incident at approximately 9:15 am on Wednesday, August 21, 2019, when its network and computer systems began to manifest symptoms of malware that ultimately disabled certain corporate and store systems nationwide. The Company took immediate action to contain the incident and, within hours, the information technology team had mobilized to diagnose and begin remediation processes, including securing outside expertise to help ensure the Company could return to normal operations as soon as possible. In addition, employees have worked diligently to implement established business continuity procedures, and stores have remained open and serving customers throughout this incident.

“Our first priority has been to continue to serve our customers and aid our store employees in that effort,” commented Dennis Knowles, President and Chief Executive Officer. “I would like to thank the many employees who exhibited ingenuity and made personal sacrifices to ensure our customers’ needs were met.”

“Our diligent work over the past several years to develop system redundancies and business continuity plans paid dividends that were made apparent in our ability to remain open while working to restore our systems,” Knowles continued. “We used manual workarounds to facilitate transactions and brought in outside resources to help ensure we returned to normal operations as soon as possible, but I would also like to thank our customers for their patience and understanding during this event.”

The Company maintains cyber-security and other insurance and has been working collaboratively with its carrier throughout this incident, although it is too early in the restoration and recovery process to determine the net impact of costs and recoveries on the Company’s financial results. The Company will provide periodic updates as appropriate or required.

About Lumber Liquidators

With 416 locations, Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring. The Company features more than 400 varieties of floors in the latest styles, including solid and engineered hardwood, bamboo, cork, laminate, waterproof vinyl plank and porcelain tile flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•         Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.

•         Corporate giving: LayItForward.LumberLiquidators.com.

•         Follow on social media: Facebook, Instagram and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

•	the outcomes of legal proceedings, and the related impact on liquidity;
•	reputational harm;
•	obligations related to and impacts of new laws and regulations, including pertaining to tariffs;
•	obtaining products from abroad, including the effects of tariffs, as well as the effects of antidumping and countervailing duties;
•	obligations under various settlement agreements and other compliance matters;
•	disruptions related to our corporate headquarters relocation;
•	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;
•	inability to execute on our key initiatives or such key initiatives do not yield desired results;
•	managing growth;
•	transportation costs;
•	damage to our assets;
•	disruption in our ability to distribute our products;
•	operating stores in Canada and an office in China;
•	managing third-party installers and product delivery companies;
•	renewing store or warehouse leases;
•	having sufficient suppliers;
•	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
•	disruption in our ability to obtain products from our suppliers;
•	product liability claims;
•	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
•	changes in economic conditions, both domestic and abroad;
•	sufficient insurance coverage , including cyber-security insurance;
•	access to and costs of capital;
•	disruption due to cybersecurity threats, including the timing for resolving and any impacts of a network security incident;
•	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
•	management information systems disruptions;
•	alternative e-commerce offerings;
•	our advertising strategy;
•	anticipating consumer trends;
•	competition;
•	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
•	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
•	internal controls including those over tariffs;
•	stock price volatility; and
•	anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2018.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 757.566.7512